Pankaj Mohan
Founder and CEO
100 Overlook Center, 2nd Floor
Princeton, New Jersey 08540

Jan 1, 2019

Mr. Donald J Griffith

Dear Mr. Griffith:

I am pleased to extend this job offer to you to join Sonnet Biotherapeutics, Inc. (the "Company") beginning on Jan 1st , 2019. The following represents our offer to you to join the Company:

Position: "Financial Controller". Please refer to the attached job description that will set the expectations of this position.

Location/Facility: Office in NY

Base Pay:

Base pay: Prorated based on $150,000 annually.

Bonus Pay: You will participate in the success of the Company and would be rewarded based on the Company's performance and your performance, all subject to Board of Directors approval. Such bonus target shall be 25% of the annual base pay earned.

Restricted Stock Units/Stock Options: The Company's Board will annually review award of Restricted Stock Units or Options based on recommendation of the Compensation Committee of the Board of Directors pursuant to the Company's Employee Stock Plan.

Vacation: You are eligible for 4 weeks' vacation along with typical holidays in the calendar year.

Employee Benefits Program:

i) Medical Health Care Plan: You will be reimbursed for your medical expenses based on a family/individual medical plan.

ii) 401K: The Company will not offer any 401K or similar plan.

Intellectual Property Protection: The Company requires you not to disclose any proprietary information from your previous employer/s. The Company requires you to keep confidential any propriety information that you will come across in this employment.

Pankaj Mohan
Founder and CEO
100 Overlook Center, 2nd Floor
Princeton, New Jersey 08540

Employment At-Will: At all times during your employment with the Company, you will be an employee at-will. In other words, the Company. has the right to terminate your employment with or without cause at any time and you have a right to terminate your employment with the Company at any time.

On behalf of the Senior Management Team, I look forward to your joining Sonnet Biotherapeutics Inc. and hope that you will find this offer satisfactory in every respect. Per Company policy, this offer is contingent upon successful completion of a background check. This offer should be signed and one copy returned to the Company.

Sincerely,

____
Pankaj Mohan, PhD, MBA
Founder & CEO

Jan 1st 2019
Date

I accept this offer with the terms and conditions as outlined in this letter:

____
Donald J Griffith

Jan 1st 2019
Date